Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 24th day of May 2011 (“Effective Date”) by and between Dais Analytic Corporation, a New York Corporation (“Company”), and Scott G. Ehrenberg (“Executive”).

RECITALS

WHEREAS Company and Executive desire to continue Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreement hereinafter set forth, it is agreed as follows:

Article 1        Employment

1.1.	Company hereby employs Executive, and Executive hereby accepts such employment from Company, on the terms and conditions set forth in this Agreement.

1.2.	Term. Subject to the provisions for termination and extension as hereinafter provided, the term (the “Term”) of this Agreement shall commence on May 24, 2011 (the “Commencement Date”) and shall continue until the second anniversary thereof.

1.3.	Automatic Renewal. The Term shall automatically be extended on the second anniversary of the Commencement Date for one year, and on each subsequent anniversary of the Commencement Date thereafter for an additional one year, unless in any such case either Executive or Company delivers, at least one hundred and eighty days before such anniversary of the Commencement Date, written notice to the other party of his or its intent not to renew or extend the Term.

1.4	Termination of Existing Agreement. Effective upon the close of business on the day prior to the Commencement Date, any employment agreement by and between Company and Executive that predates the Commencement Date is hereby terminated.

Article 2        Duties

2.1.	Position. During the Term of this Agreement the Executive shall serve as Chief Technology Officer of the Company, shall report to the President of the Company, and, is subject to the direction of the Board of Directors and the Company’s officers designated by the Board of Directors. The Executive shall perform and discharge well, timely, and faithfully the duties, which may be assigned him from, time to time by the President or the Board in connection with the conduct of its business. The Executive is responsible for establishing the Company’s technical vision and shall oversee the technical efforts of its employees and, if any, its independent contractors. He shall be actively engaged in managing the execution of various technology development projects to insure consistency with the strategic direction of the Company as established by the Board.

Specific duties include defining the strategies for the development of technology platforms and establishing partnerships and/or external relationships with third parties to advance the technical goals of the Company as well as assisting in selecting , and advising the members of Company’s technical team. In addition, he shall actively monitor the Company’s research and development efforts, including special projects he may be assigned, and function as a technical resource for all other Company groups.

Further, the Executive is responsible to establish, subject to mutual agreement with management, the technical standards and ensure adherence to these standards and to anticipate and respond to major technology advances and implement changes required to maintain or advance Company’s competitive advantage in the marketplace.

All responsibilities of Executive hereunder shall be performed subject to and in accordance with prior approval of Company’s President and/or Board of Directors. Executive will devote substantially all of his professional time during regular business hours to the Company’s business.

2.2.	Location. Executive shall be employed at the Company’s principal offices located in Odessa, Florida, subject to necessary travel on Company business.

2.3.	Commitment. The Executive shall be available to advise the Company on daily and strategic issues as needed or requested by the President and the Board of Directors.

Article 3        Compensation and Benefits

3.1.	Salary and Bonus. Subject to the terms and conditions set forth below, Executive will receive the following compensation for his services during the Term of employment:

a.	Base Salary. Executive shall receive a salary of $110,000 per annum payable in twelve equal monthly installments. After the completion of a successful Offering (defined as raising $10M or more in new capital), Executive’s salary shall be increased to $165,000 per annum. Any increase of salary beyond that specifically enumerated in this section shall be the sole prerogative of the Company and shall be effective with the commencement of the first pay period following the date of Company’s written notification to Executive of the increase.

b.	Bonus. Executive shall be eligible to receive an annual bonus in an amount not below 50% of his effective base salary and not exceeding 100% of his effective Base Salary, which bonus shall be measured by Executive’s success in meeting certain technical performance goals, including but not limited to Company’s successful commercialization of any new product incorporating intellectual property or technology created by the Executive. The above notwithstanding the Board or the Compensation Committee may, in its sole discretion, provide the Executive with a bonus commensurate with the Company’s overall success, sale of a division, significant license or distribution arrangement, merger, or any such extraordinary event a sum greater than the 150% referenced above. The Compensation Committee of the Board of Directors shall establish such performance goals and criteria in writing at the beginning of each year of the Term. The bonus provided for in this paragraph (b) may be modified from time to time as determined in good faith by the Compensation Committee of the Board of Directors. Any bonus granted pursuant to this Section 3.1(b) shall be paid within 45 days after the end of the period to which it relates. Any bonus granted pursuant to this Section 3.1(b) shall be paid within 70 days after the end of the period to which it relates.

c.	Patent Award. After the completion of a Offering, Executive shall be eligible for a one-time payment of $20,000 for each United States patent (“Patent”) of which Executive is the originator of the Patent and the first name listed on the Patent as inventor of the intellectual property described in the Patent. The aforementioned payment shall be due and payable only if and when a Patent is issued by the United States Patent Office, the Patent has been properly assigned to Company by all its inventors, and the Intellectual Property, which is the subject of the Patent, is employed by the Company in its commercial product line (“Patent Conditions”). The determination as to whether the Executive is an inventor shall be made in accordance with the United States Patent Office rules pertaining to the definition of inventorship. Any payment due hereunder shall be made in the quarter following the date all Patent Conditions have been met.

3.2.	Benefits. Executive shall receive the following benefits during the Term of this Agreement.

a.	Vacation; Sick Days. Executive shall be entitled to four weeks of paid vacation per year plus ten personal days At Executive’s option, Executive may carry any accrued but unused vacation or sick days at the end of a calendar year over to the following year.

b.	Health Benefits. After the completion of a Offering, Company will pay 75% of the regular portion of Executive’s Health Benefit costs, and he shall be entitled to medical, hospital, surgical, vision, dental, long and short term disability, accidental death and/or travel insurance coverage (collectively “Health Benefits”), as generally offered and made available to other executive officers of the Company and to the extent Executive’s age, health or other qualifications make his eligible to participate.

c.	Stock Options (or similar incentive vehicle such as grant of restricted stock). Regardless of any other provision herein the Executive shall be granted a minimum of 40,000 stock options per year at the end of each year or on the annual anniversary of this agreement whichever is mutually acceptable to both Parties. An additional grant of stock options to Executive whether made under any existing or future Stock Option Plan the Company has or may institute, shall be made at the sole discretion of Company. If an additional grant of stock options to Executive is made, it may be based upon, but not limited to, Company meeting all performance goals set for the year of the grant, the performance evaluation of the sector under Executive’s management, and Executive’s individual performance evaluation for the year. In determining sector and individual performance for a given year Company shall consider, in addition to any other criteria it deems relevant, whether Executive has met all performance goals established for his sector and for Executive herself in the year of the grant. Any such options shall be granted under Company’s then existing stock option plan, shall be immediately exercisable, shall have a term of ten years, shall be exercisable for up to three years after termination of or resignation from Employment (unless termination is for Cause, in which event they shall expire on the date of termination), and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth herein.

d.	Reimbursement of Expenses. Executive shall be reimbursed for all ordinary and reasonable business expenses incurred in accordance with Company’s policies and customary practices. This includes reimbursement of up to $5,000 (post Offering) for conference or educational venue of the Executive’s choosing.

e.	Other Benefits. In addition to the benefits specifically set forth above in this Section 3.2, Executive shall be entitled to participate during the Term in such other Executive benefit plans, including but not limited to the Company’s incentive compensation plan, which may be made available at the date hereof or in the future by the Company, to the extent that his position, tenure, salary, age, health, and other qualifications make his eligible to participate, subject to all applicable rules and regulations. Executive shall be deemed an executive to the extent that such designation is applicable to benefits offered pursuant to any Company-sponsored health or insurance benefit plans.

Article 4        Termination

4.1.	Termination of Employment. The Term of employment shall terminate prior to the end of the period of time specified in Section 1 immediately upon:

a.	the death of Executive;
b.	the election of the Company in the event of Executive’s Disability (as defined below) during the Term of employment;
c.	the election of the Company for Cause (defined below);
d.	the election of the Company without Cause;
e.	the resignation of Executive for Good Reason (as defined below);
f.	the resignation of Executive without Good Reason; or

g.	the resignation of Executive within six months following a Change in Control of the Company (as defined below).

4.2.	Procedure. Except as otherwise provided in this Article 4, upon the occurrence of any event described in (a) through (h) above, Executive’s employment shall terminate and the Company shall have no further obligation to Executive hereunder except to pay to Executive (or his estate, as the case may be), within ten days following the date of termination or resignation, his accrued but unpaid Base Salary, bonus and accrued vacation pay, less standard withholdings for tax and social security purposes, plus any unreimbursed expenses.

4.3.	Definitions.

a.	“Good Reason” means either (i) a material breach by Company of this Agreement that Company fails to cure within fifteen days after receiving written notice from Executive of such breach or (ii) Company’s failure to pay any compensation due and owing to Executive within ten days after receiving written notice from Executive that such payment is due.

b.	“Cause” means:

(i)	a material breach by Executive of this Agreement that Executive fails to cure within thirty days after receiving written notice from Company of such breach;

(ii)	Executive’s failure to follow reasonable, lawful orders or directions of the Board, after Executive has been given written notice of his default and has not followed such lawful orders or directions of the Board within thirty days of receiving such notice;

(iii)	Executive’s willful misconduct, dishonesty or reckless disregard of his responsibilities to Company, after Executive has been given written notice of his default and has not cured such conduct within thirty days of receiving such notice;

(iv)	Executive’s conviction or plea of nolo contendere or the equivalent in respect of either a felony or a misdemeanor involving moral turpitude but excluding, in any event, vehicular infractions; or

(v)	Executive’s material violation of any written major Company policy previously communicated to Executive, after Executive has been given written notice of his default and has not cured such violation within thirty days of receiving such notice.

c.	“Disability” means a physical or mental illness, injury or condition that prevents Executive from performing his essential duties under this Agreement, even with reasonable accommodation, for at least ninety consecutive calendar days or for at least one hundred and twenty calendar days, whether or not consecutive, in any one hundred and eighty calendar day period.

d.	“Change in Control of the Company” shall be deemed to have occurred if any one of the following occurs:

(i)	The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company having general voting power in electing the Board of Directors of the Company;

(ii)	Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Directors; or

(iii)

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the outstanding Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, immediately following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger or consolidation, as the case may be.

4.4.	Severance Pay and Other Benefits Upon Termination In Certain Circumstances.

a.	Termination By Company Due to Disability, Termination by Company Without Cause, or Resignation By Executive for Good Reason. In the event Executive’s employment is terminated by the Company under section 4.1(b) or (d) or the Executive resigns for Good Reason under section 4.1(f), the Executive shall be entitled to the following:

(i)	Severance Pay. The Company shall pay to Executive within ten days after such termination or resignation an amount equal to the greater of the Base Salary then in effect for Executive or $175,000;

(ii)	Continuation of Benefits. Company shall continue to provide Executive the medical benefits set forth in Section 3.2 of this Agreement for one year after such termination or resignation. Company shall continue to offer any of such benefits to Executive beyond such one-year period to the extent required by COBRA or similar statute which may then be in effect;

(iii)	Vesting of Options. All stock options granted to Executive at any time during the Term shall become exercisable in full and shall remain exercisable for a period of three years following the date of termination or resignation.

b.	Death. In the event of termination of employment as a result of the death of Executive, the provisions of (a)(i) and (a)(iii) of this Section 4.4 shall also be applicable as well as allowing the Estate to exercise the vested options at will for up to three years after the Executive’s death.

c.	Change in Control of the Company. In the event that Executive elects to resign from employment under Section 4.1(g) of this agreement, he shall be entitled to the following:

(i)	Severance Pay. The Company shall pay to Executive within the later of ten days following the date on which the Change in Control occurs or the date on which he gives notice of his election to resign from employment a lump-sum payment equal to $400,000.

(ii)	In addition, the provisions of (a) (ii) and (a) (iii) of this Section 4.4 shall also be applicable.

Article 5        Intellectual Property

5.1.	Intellectual Property.

a.

General Provisions. Executive acknowledges that the Company possesses and will continue to possess information that has been created, discovered, developed, or otherwise become known to the Company (including, without limitation, information created, discovered, developed, or made known by or to the Executive during the period of or arising out of the Executive’s relationship with the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is or may become engaged. All of the aforementioned information is hereinafter called “Intellectual Property”. By way of illustration, but not limitation, Intellectual Property includes, whether or not patentable, trade secrets, processes, developments, ideas, structures, formulas, data, know-how, improvements, modification, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists, information regarding products, designs, methods, systems, software programs, copyrightable works, discoveries, trademarks, copyrights works of authorship, projects, plans and proposals, information about the Company’s Employees and/or consultants (including, without limitation, the compensation, job responsibilities and job performance of such Employees and/or consultants). For the purpose of this Agreement inventions shall include, but not be limited to, discoveries, concepts, and ideas, whether patentable or not, including but not limited to, devices, processes, methods, formulae, designs, techniques, and any improvements or modifications to the foregoing.

b.	Ownership of Intellectual Property. All Intellectual Property shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Executive hereby assigns to the Company or to any person, or entity designated by the Company, any and all rights and interest the Executive has or may acquire to Intellectual Property made or conceived by the Executive, solely or jointly, or in whole or in part, during or before the term hereof (but after May 15, 2000). Any Intellectual Property create and/or reduced to practice by the Executive within one year following the termination of his employment shall be presumed to have been created and/or reduced to practice under this Agreement unless proven otherwise. At all times both, before and after the term of this Agreement and after its termination, Executive agrees to keep in confidence and trust all Intellectual Property and anything directly or indirectly relating to it. The Executive will not during or after the term of his employment by the Company, in whole or in part, disclose, publish or make accessible such Intellectual Property which Executive may now possess, may obtain during or after employment or may create prior to the end of his employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such Intellectual Property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment.

c.	Disclosure of Intellectual Property. Executive will promptly disclose to the Company, or any persons designated by it, all Intellectual Property made or conceived or reduced to practice or learned or proposed by Executive, either alone or jointly with others, during the period of this Agreement which are in any way related to or useful in the actual, anticipated or potential businesses of the Company, or the result of tasks assigned to the Executive by the Company or resulting from use of premises or equipment owned, leased or contracted for by the Company.

d.	Assignment of and Assistance With Regard To Intellectual Property. Executive hereby assigns to the Company any rights the Executive may have or acquire in all Intellectual Property and agrees that all Intellectual Property shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Intellectual Property in any and all countries, and to that end Executive will execute all documents necessary:

(i)	To apply for, obtain and vest in the name of the Company (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)	To defend, at the Company’s expense, any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

e.	Designation of Attorney-in-Fact. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to Intellectual Property because of the Executive’s physical or mental incapacity the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Executive. For all other reasons of disagreement the parties agree to third party arbitration to be paid for equally by both parties. Executive’s obligation to assist the Company in obtaining and enforcing patents and copyrights for Intellectual Property in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate the Executive at a reasonable and customary rate after such termination for time actually spent by the Executive at the Company’s request on such assistance.

f.	Work for Hire. Executive acknowledges that all original works of authorship which are made by his (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are being created at the instance of the Company and are “works for hire”, as that term is defined in the United States Copyright Act (17 USC Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity.

Article 6        Non-Competition; Non-Solicitation; Confidentiality

6.1.	Non-Competition. Executive agrees that (a) during the Term of this Agreement and (b) for a period of two years after termination of Executive’s employment with the Company for any reason, Executive will not, without the prior written consent of Company, directly or indirectly, have an interest in, be employed by or be connected with, as an Executive, consultant, officer, director, partner, member, stockholder or joint venture, any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with Company’s business. Notwithstanding the foregoing, Executive’s ownership of greater than five percent of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. shall not be a violation of this Agreement.

6.2.	Non-Solicitation. Executive agrees that (a) upon termination of Executive’s employment with the Company for any reason and (b) for a period of one year thereafter, Executive will not solicit or hire any person employed by Company at any time for a one-year period. The foregoing restriction shall not apply to any Company Executive whose salary is less than $50,000 or who has ceased to be employed by Company for at least six months.

6.3.	Confidentiality.

a.	Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all information disclosed or made available to the Executive or known to the Executive as a direct or indirect consequence of or through his relationship with the Company and not generally known in the industry in which the Company is or may become engaged including, but not limited to, information relating to trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations, budgets, salaries, financial statements, prices, costs, and other business information of or relating to Company or any subsidiaries of Company that may from time to time exist.

b.

Non-Disclosure of Confidential Information. The Executive recognizes and acknowledges that the Company’s Confidential Information as defined below, as it may exist from time to time, is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of the Employees duties hereunder. The Executive will not during or after the term of his employment by the Company, in whole or in part, directly or indirectly, disclose, publish or make accessible such Confidential Information which Executive may now possess, may obtain during or after employment or may create prior to the end of his employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (excluding court orders or subpoenas), nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such Confidential Information which is then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company’s consent). The Executive agrees to hold in trust and confidence, as the Company’s property, all Confidential Information, in any way relating to the Company’s business and affairs, whether made by his or otherwise coming into his possession.

c.	Return of Confidential Information. Immediately after the Term of employment ends, regardless of the reason therefor, Executive shall deliver to Company all tangible materials embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information. Executive shall not retain any copies of any of the above materials.

6.4.	Injunctive Relief. Executive acknowledges that he has substantial knowledge and expertise in, and personal relationships affecting, the operations, business contacts, trade secrets, customer lists, marketing, business strategies and processes and other confidential matters of critical significance to the conduct of the Company’s business and its future prospects. Executive, therefore, agrees and consents that, in addition to any other remedies that may be available to Company, Company shall be entitled to specific performance by temporary as well as permanent injunction to prevent a breach or contemplated breach by Executive of any of the covenants or agreements in Sections 6.1, 6.2 or 6.3.

Article 7        Indemnification

7.1.	Indemnification. During the term of this Agreement, and subsequent thereto with respect to any claim arising out of or in connection with his employment with the Company or any subsidiary of the Company, the Company shall indemnify and hold Executive harmless from all claims and liability, loss or damage (including but not limited to judgments, fines and amounts paid in settlement), asserted against Executive or incurred by Executive, including reasonable attorneys fees and costs of investigation (the Indemnification”). The Indemnification provided for herein shall be in addition to and not in substitution of any and all rights to indemnification which Executive may be entitled to under the laws of the State of Florida or the Certificate of Incorporation and By-laws of the Company. To the extent permitted under the laws of the State of Florida, and the Company’s Certificate of Incorporation and By-Laws, all expenses, including reasonable attorneys fees, incurred by Executive in defending any civil, criminal, administrative or investigative action, shall upon request by Executive, be paid and advanced by the Company in advance of the final disposition of such action, suit or proceeding.

7.2.	Director and Officers Liability Insurance. During the Term, unless the Executive otherwise consents, the Company will maintain directors’ and officers’ liability insurance in an amount not less than $5,000,000, and Executive shall at all times be one of the named insured under such coverage.

Article 8        Miscellaneous

8.1.	Governing Law. This Agreement shall be governed by Florida law without regard to the conflicts of laws principles thereof.

8.2.	Non-Contravention. Executive represents and warrants that the execution, delivery and performance of this Agreement do not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among Executive and one or more third parties.

8.3.	Arbitration. Disputes between the parties arising under or with respect to this Agreement shall be submitted to arbitration in Hillsborough County, Florida by a single arbitrator under the rules of the American Arbitration Association, and the arbitration award shall be binding upon the parties and enforceable in any court of competent jurisdiction. The cost of arbitration, including counsel fees, shall be borne by the Company unless the arbitrator determines that the Executive’s position was frivolous and without reasonable foundation.

8.4.	Notices. Any notice or communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to Company:	Dais-Analytic Corporation 11552 Prosperous Drive Odessa, Florida 33556 Attn: President	If to Executive:	Scott G. Ehrenberg 1844 Kinsmere Lane New Port Richey, FL 34655

or at such other address as either party may from time to time designate by notice hereunder. Notices shall be effective upon delivery in person or, if mailed, at midnight on the third business day after the date of mailing.

8.5.	Modifications and Amendments. This Agreement shall not be modified, altered or amended except by a written agreement signed by the parties hereto.

8.6.	Entire Agreement. This Agreement together with the documents referred to herein or contemplated hereby constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements whether oral or in writing with respect to the subject matter hereof.

8.7.	Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, including any corporation, person or other entity which may acquire all or substantially all of the business of Company or any other corporation with or into which Company is consolidated or merged, and Executive and his heirs, executors, administrators and legal representatives, provided, however, that the obligations of Executive hereunder may not be delegated or assigned.

8.8.	Severability. If any portion of this Agreement may be held to be invalid or unenforceable for any reason whatsoever, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions, or portions thereof, shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable.

8.9.	Headings; Interpretation. The section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. When used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. Words used herein in the singular shall include the plural.

8.10.	Waiver. The failure of either party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

8.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of whom shall be deemed a duplicate original.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:	DAIS ANALYTIC CORPORATION

/s/ Scott G. Ehrenberg	By:	/s/ Robert W. Schwartz
Scott G. Ehrenberg	Robert W. Schwartz Board Member Dais Analytic Corporation